Press Release

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INVESTORS	MEDIA
Kevin Twomey	Karen Rugen
(717) 731-6540	(717) 730-7766
or investor@riteaid.com	Jody Cook
(717) 731-6566

FOR IMMEDIATE RELEASE

RITE AID COMPLETES ACQUISITION

OF 1,854 BROOKS AND ECKERD STORES

•	With More than 5,000 Stores, Rite Aid Becomes Largest East Coast Drugstore Chain and Strengthens Its Position as Third Largest U.S. Drugstore Chain

•	Company Sees Substantial Opportunities to Reduce Costs, Improve Operations and Grow Earnings

•	President and CEO Mary Sammons Also Appointed Chairman

Camp Hill, PA (June 4, 2007) - Rite Aid Corporation (NYSE: RAD) announced today that it has completed its acquisition of 1,854 Brooks and Eckerd stores and six distribution centers from The Jean Coutu Group (PJC) Inc. (TSX:PJC.A), creating the largest drugstore chain on the East Coast and significantly strengthening its position as the third largest U.S. drugstore chain.

The stores and distribution centers are located in 18 states, primarily on the East Coast and in the Mid-Atlantic region. After regulatory required divestitures of 26 stores, Rite Aid will have 5,160 stores with the scale to compete more effectively with its major drugstore rivals.

Mary Sammons, Rite Aid president and CEO, has also been appointed chairman of the Rite Aid Board of Directors, succeeding Robert G. Miller who remains a Director. Michel Coutu, formerly president of The Jean Coutu Group’s U.S. operations, has been appointed Rite Aid non-executive co-chairman.

“The completion of this transaction is a significant milestone for the shareholders, customers and associates of Rite Aid, and we are ready to hit the ground running with a detailed integration plan that includes significant investments in the Brooks and Eckerd stores and in our new associates,” Sammons said. “With a much larger Rite Aid, we’re confident we will have substantial opportunities to reduce costs, improve operations and grow earnings per share, which will generate greater value for our shareholders.”

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Rite Aid Acquisition Complete Release - page 2

Integration Plan Designed for A Smooth Transition

Brooks Eckerd will be integrated into Rite Aid in phases, including replacing all store systems with Rite Aid state-of-the-art technology and a minor remodel of all the stores. Starting immediately, Rite Aid will fully convert 23 Brooks and Eckerd pilot stores, which represent various store layouts, and integrate the six new distribution centers. Once the pilot store conversion is completed, Rite Aid will begin replacing systems in all of the acquired stores, which is expected to be completed by next March. Some time after its systems are replaced, every acquired store will receive a minor remodel, including upgraded décor and remerchandising. All stores are expected to be converted and re-branded Rite Aid over the next 16 months.

“These are good stores in good locations with dedicated associates. We are eager to bring them into Rite Aid, and we’ve got the infrastructure, management team, best practices and plan to do it,” Sammons said. “To make sure we limit disruption to both customers and associates, ours is a systematic phased approach.”

Over the next several years, Rite Aid plans to fully remodel almost all of the Brooks and Eckerd stores, bringing the total investment to upgrade the stores and distribution centers to more than $1 billion. The company will also continue its store development program with plans to open nearly 1,000 new and relocated stores over the next five years.

Transaction Background

On August 24, 2006, Rite Aid and The Jean Coutu Group announced that they had reached a definitive agreement for Rite Aid to purchase the Brooks and Eckerd drugstore chains. Rite Aid shareholders overwhelmingly approved the acquisition at a special stockholders meeting on

January 18, 2007.

On June 1, 2007 Rite Aid announced that the Federal Trade Commission (FTC) had accepted the proposed consent agreement to divest 23 stores in nine states and that the Hart-Scott-Rodino Act waiting period had expired, permitting the parties to close on the transaction. Rite Aid will also enter into state consent orders for the divestitures required by the FTC and for the divestiture of three additional stores.

The Jean Coutu Group received $2.36 billion in cash, subject to a working capital adjustment, and 250 million shares of Rite Aid common stock in the transaction, giving it an approximate 32 percent common equity interest and approximately 30 percent of the voting power in Rite Aid.

Rite Aid expects the transaction to enable the company to achieve significant cost efficiencies in the areas of merchandising, purchasing, advertising and distribution as well as administrative expenses. While Rite Aid said it expects a net loss for fiscal 2008 because of integration expense, the company also expects nine months of acquisition-related cost savings of approximately $155 million. The company also expects additional acquisition-related cost savings, net of the remaining integration expenses, to be accretive by $0.18 to $0.20 per diluted share in fiscal 2009. Included in the accretion estimates for fiscal 2009 are annual cost savings of $225 million.

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Rite Aid Acquisition Complete Release - page 3

The Acquired Stores, Distribution Centers

Seventy percent of the acquired stores are in 14 states where Rite Aid already operates, while Massachusetts, Rhode Island, North Carolina and South Carolina have been added to the company’s national footprint.

The 338 Brooks stores Rite Aid has acquired are located in Maine, Vermont, New Hampshire, Massachusetts, Rhode Island, Connecticut and New York. The 1,516 Eckerd stores Rite Aid has acquired are located in New York, Pennsylvania, New Jersey, Maryland, Delaware, Virginia, West Virginia, Tennessee, North Carolina, South Carolina, Georgia and Ohio. The distribution centers are located in Atlanta, GA; Charlotte, NC; Philadelphia, PA; Dayville, CT; Syracuse, NY and Bohemia, NY. Rite Aid also acquired the Brooks Eckerd corporate headquarters in Warwick, Rhode Island.

More About Rite Aid

Rite Aid Corporation is one of the nation’s leading drugstore chains and with the now-completed acquisition of Brooks Eckerd has annual revenues of more than $27 billion and more than 5,000 stores in 31 states and the District of Columbia with strong presence on both the East and West coasts. Before the acquisition Rite Aid had annual revenues of $17.5 billion and 3,332 stores in 27 states and the District of Columbia, with strong presence on both the East and West coasts. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the outcomes of pending lawsuits and governmental investigations, competitive pricing pressures, continued consolidation of the drugstore industry, the efforts of third-party payors to reduce prescription drug reimbursements and encourage mail order, changes in state or federal legislation or regulations, the success of planned advertising and merchandising strategies, general economic conditions and inflation, interest rate movements, access to capita, our relationship with our suppliers and ability to realize the benefits of the Brooks Eckerd transaction. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as “may”, “will”, “intend”, “plan”, “project”, “expect”, “anticipate”, “could”, “should”, “would”, “believe”, “estimate”, “contemplate”, and “possible”.

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